EXHIBIT 10.22

Confidential portions of this document have been omitted and filed separately with the Commission.

                         AMENDMENT TO THE ORIGINAL SALES
                    AGREEMENT BETWEEN VISTA CHEMICAL COMPANY
                            AND EAGLE PLASTICS, INC.
                              DATED JANUARY 1, 1993

Effective January 1, 1996, Sections 1. "Product", 2. "Period", 3. "Quantity", 5.
(A) "Payment Terms", "Price Changes, and 7. "Special Provisions" are hereby deleted in their entirety and replaced with the following:

1.       PRODUCT:
         Vista 5385-3 PVC Resin (adhering to specification set forth in Addendum
         A).

2.       PERIOD:
         January 1, 1996 through December 31, 1996 and continuing from calendar year to calendar year thereafter, with either party having the right to terminate this Agreement at the end of the primary period or any subsequent calendar year by written notice to the other party not less than ninety (90) days prior to the end of the calendar year.

3.       QUANTITY:
         One hundred percent of Buyer's PVC Resin requirements estimated to be fifty-five (55) million pounds, at the Hastings, Nebraska plant.

5.(a.)   Monthly billing - Net _____________________ days from invoice date.

6.       PRICE CHANGES:

         (a) Buyer's price shall not increase until thirty (30) days after Seller's announced effective date of a price increase.

         (b) Buyer's decrease in price shall apply to material shipped thirty (30) days prior to the effective date of Seller's announced price decrease.

         (c) During any calendar month Buyer may purchase a maximum of ____ on a ____________ basis.

         (d)      During the __________ , the _____________ of the _________ in
                  ____ shall apply to all pounds purchased during the _________.

7.       SPECIAL PROVISIONS:
         Discount programs and/or all specified contract provisions, if any, for the contract year beginning January 1, 1997, and any subsequent contact year, shall be negotiated on an annual basis prior to the start of the contract year in question. The discount program and other specific contract provisions for the contract period beginning January 1, 1996, are as follows:

                              DISCOUNTS/ALLOWANCES

         Buyer shall receive from Seller within ____ days of the end of each calendar year quarter a performance rebate of $____ /lb on all pounds purchased during the quarter provided that Buyer's purchases for the quarter are ____ of the PVC resin requirements of the Hastings, Nebraska facility, or ____ pounds, whichever is the lesser.

         Buyer shall receive from Seller within ____ days from December 31, 1996 a performance rebate of $ ____/lb on all pounds purchased during the year provided that Buyer's purchases for the year are ____ of the annual PVC resin requirements of the Hastings, Nebraska facility, or ____ pounds, whichever is the lesser.

         Seller agrees to provide Buyer with a ____ of ____ . This ___________ will be payable in quarterly installments of ____ each. In addition, Seller will allow an incremental ____ per pound on all pounds purchased in excess of ____ pounds.

         If Seller elects to reduce its price to meet a competitive offer, pursuant to the terms of Section 8. "COMPETITIVE OFFERS", purchases made by Buyer at such reduced price shall qualify as purchases to which the aforesaid discounts/allowances and ____ are applicable. If Seller elects not to compete, pursuant to the terms of Section 8. "COMPETITIVE OFFERS", such purchases made by Buyer at such reduced price, from a third party, shall be deducted from the contractual quantity for purposes of administering the allowances and discounts and, as such, shall not qualify for said allowances and discounts.

Except as expressly set forth herein, all other terms and conditions set forth in the original Agreement dated January 1, 1993 are hereby ratified and approved for all purposes.

Agreed to and accepted as of the date indicated below, however effective as of January 1, 1996.

EAGLE PLASTICS, INC.                        VISTA CHEMICAL COMPANY

By                                          By
                                                     Charles J. Matson

Title                                       Title    Manager of Sales, PVC

Date                                        Date